                                                                     Exhibit 3.4

                                      TENTH
                                    AMENDMENT
                                       TO
                           SECOND AMENDED AND RESTATED
                        AGREEMENT OF LIMITED PARTNERSHIP
                                       OF
                               VORNADO REALTY L.P.
                  ---------------------------------------------

                          Dated as of September 3, 1999
                  ---------------------------------------------

         THIS TENTH AMENDMENT TO THE SECOND AMENDED AND RESTATED AGREEMENT OF LIMITED PARTNERSHIP OF VORNADO REALTY L.P. (this "Amendment") is hereby adopted by Vornado Realty Trust, a Maryland real estate investment trust (defined therein as the "General Partner"), as the general partner of Vornado Realty L.P., a Delaware limited partnership (the "Partnership"). For ease of reference, capitalized terms used herein and not otherwise defined have the meanings assigned to them in the Second Amended and Restated Agreement of Limited Partnership of Vornado Realty L.P., as amended by the Amendment to Second Amended and Restated Agreement of Limited Partnership of Vornado Realty L.P., dated as of December 16, 1997, and further amended by the Second Amendment to Second Amended and Restated Agreement of Limited Partnership of Vornado Realty L.P., dated as of April 1, 1997, and the Third Amendment to Second Amended and Restated Agreement of Limited Partnership of Vornado Realty L.P., dated as of November 12, 1998, and the Fourth Amendment to Second Amended and Restated Agreement of Limited Partnership of Vornado Realty L.P., dated as of November 30, 1998, and the Fifth Amendment to Second Amended and Restated Agreement of Limited Partnership of Vornado Realty L.P., dated as of March 3, 1999, and the Sixth Amendment to Second Amended and Restated Agreement of Limited Partnership of Vornado Realty L.P., dated as of March 17, 1999, and the Seventh Amendment to Second Amended and Restated Agreement of Limited Partnership of Vornado Realty L.P., dated as of May 20, 1999, and the Eighth Amendment to Second Amended and Restated Agreement of Limited Partnership of Vornado Realty L.P., dated as of May 27, 1999 and the Ninth Amendment to Second Amended and Restated Agreement of Limited Partnership of Vornado Realty L.P., dated as of September 3, 1999 (as so amended and as the same may be further amended, the "Agreement").

         WHEREAS, the General Partner desires to establish and set forth the terms of a new series of Partnership Interests designated as Series D-4 8.25% Preferred Units (the
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"Series D-4 Preferred Units");

         WHEREAS, as of the date hereof, the Partnership entered into a Private Placement Purchase Agreement with The Times Mirror Company, a Delaware corporation, and TMCT II, LLC, a Delaware limited liability company, pursuant to which the Partnership agreed to issue to The Times Mirror Company Series D-4 Preferred Units;

         WHEREAS, Section 4.2.A of the Agreement grants the General Partner authority to cause the Partnership to issue interests in the Partnership to a person other than the General Partner in one or more classes or series, with such designations, preferences and relative, participating, optional or other special rights, powers and duties as may be determined by the General Partner in its sole and absolute discretion so long as the issuance does not violate
Section 4.2.E of the Agreement;

         WHEREAS, the General Partner has determined that the establishment and issuance of the Series D-4 Preferred Units will not violate Section 4.2.E of the Agreement;

         WHEREAS, the General Partner desires to amend the Agreement to set forth the terms of the Series D-4 Preferred Units;

         WHEREAS, Section 14.1.B of the Agreement grants the General Partner power and authority to amend the Agreement without the consent of any of the Partnership's limited partners if the amendment does not adversely affect or eliminate any right granted to a limited partner pursuant to any of the provisions of the Agreement specified in Section 14.1.C or Section 14.1.D of the Agreement as requiring a particular minimum vote; and

         WHEREAS, the General Partner has determined that the amendment effected hereby does not adversely affect or eliminate any of the limited partner rights specified in Section 14.1.C or Section 14.1.D of the Agreement;

         NOW, THEREFORE, the General Partner hereby amends the Agreement as follows:

         1. The exhibit attached to this Amendment as Attachment 1 is hereby added to the Agreement as Exhibit Q thereof.

         2. Section 4.2 of the Agreement is hereby supplemented by adding the following paragraph to the end thereof:

         "N. Issuance of Series D-4 Preferred Units. The Partnership is authorized to issue a series designated as "Series D-4 Preferred
         Units", which units shall have
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         the terms set forth in Exhibit Q attached hereto and made part hereof."

         3. In making distributions pursuant to Section 5.1.B of the Agreement, the General Partner of the Partnership shall honor the provisions of Paragraph 2 of Exhibit Q to the Agreement, including, but not limited to, Paragraph 2.G(ii) thereof.

         4. Section 8.6 of the Agreement is hereby supplemented by adding the following paragraph to the end thereof:

         "M. Series D-4 Preferred Unit Exception. Holders of Series D-4 Preferred Units shall not be entitled to the Redemption Right provided for in Section 8.6.A of this Agreement."

         5. The General Partner hereby consents to the admission of TMCT II, LLC as a Limited Partner in the Partnership, records the name of TMCT II, LLC on the books and records of the Partnership and covenants to amend Exhibit A to the Agreement pursuant to Section 14.1(E) of the Agreement to reflect the ownership of Series D-4 Preferred Units by TMCT II, LLC.

         6. Except as expressly amended hereby, the Agreement shall remain in full force and effect.

                           SIGNATURE ON FOLLOWING PAGE

         IN WITNESS WHEREOF, the General Partner has executed this Amendment as of the date first written above.

                               VORNADO REALTY TRUST



                               By:  /s/ Irwin Goldberg
                                    --------------------------------------------
                                    Name:      Irwin Goldberg
                                    Title:     Vice President -- Chief Financial
                                               Officer

                                                                    Attachment 1


                                    EXHIBIT Q
                   DESIGNATION OF THE PREFERENCES, CONVERSION
                 AND OTHER RIGHTS, VOTING POWERS, RESTRICTIONS,
            LIMITATIONS AS TO DISTRIBUTIONS, QUALIFICATIONS AND TERMS
                          AND CONDITIONS OF REDEMPTION

                                     OF THE

                           SERIES D-4 PREFERRED UNITS


1.                Definitions.

                  In addition to those terms defined in the Agreement, the following definitions shall be for all purposes, unless otherwise clearly indicated to the contrary, applied to the terms used in the Agreement and this Exhibit Q:

                  "Annual Distribution Rate" shall have the meaning set forth in
Section 2.B(i) hereof.

                  "Common Shares" shall mean the common shares of beneficial interest of the General Partner, par value $.04 per share.

                  "Distribution Payment Date" shall mean the first calendar day of March, June, September and December, in each year, commencing on December 1, 1999; provided, however, that if any Distribution Payment Date falls on any day other than a Unit Business Day, the distribution payment due on such Distribution Payment Date shall be paid on the first Unit Business Day immediately following such Distribution Payment Date.

                  "Distribution Periods" shall mean quarterly distribution periods commencing on March 1, June 1, September 1 and December 1 of each year and ending on and including the day preceding the first day of the next succeeding Distribution Period (other than the initial Distribution Period with respect to each Series D-4 Preferred Unit, which shall commence on the date on which such Series D-4 Preferred Unit was issued by the Partnership and end on and include the day preceding the first day of the next succeeding Distribution Period).

                  "Dividend Payment Date" shall mean a dividend payment date with
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respect to the Series D-4 Preferred Shares.

                  "Redemption Date" shall have the meaning set forth in Section 2.D(iii) hereof.

                  "Series D-4 Effective Date" shall be the sooner of: (w) September 3, 2009, (x) the first Unit Business Day following any period in which the Partnership has failed to make full distributions in respect of the Series D-4 Preferred Units for six (6) Distribution Periods, whether or not consecutive, (y) the first Unit Business Day following the receipt by the holder of the Series D-4 Preferred Units of (A) notice from the General Partner that the General Partner or the Partnership has become aware of facts that will or likely will cause the Partnership to become a publicly-traded partnership within the meaning of Section 7704 of the Code or any successor provision thereof (a "PTP") or (B) an opinion rendered by independent counsel familiar with such matters addressed to the holder of Series D-4 Preferred Units that the Partnership is or likely is a PTP, and (z) the first Unit Business Day following the date on which (A) TMCT II, LLC, a Delaware limited liability company ("LLC") determines, based on results or projected results, that there exists (in the reasonable judgment of LLC) an imminent and substantial risk that the Series D-4 Preferred Units held by LLC represent or will represent 19.5% or more of the total profits or capital interests in the Partnership for a taxable year (within the meaning of Treasury Regulations Section 1.731-2(e)(4), (B) LLC delivers to the General Partner an opinion of nationally recognized independent counsel, reasonably acceptable to the General Partner, to the effect that there is a substantial risk that its interest in the Partnership does not or will not satisfy such 19.5% limit and (C) the General Partner agrees with the conclusions referred to in clauses (z)(A) and z(B) of this sentence, such agreement not to be unreasonably withheld.

                  "Series D-4 Notice of Redemption" shall have the meaning set forth in Section 2.E(i)(a) hereof.

                  "Series D-4 Preferred Shares" means the shares of beneficial interest of the General Partner Entity designated as 8.25% Series D-4 Cumulative Redeemable Preferred Shares of Beneficial Interest (liquidation preference $25.00 per share), no par value, having the rights and preferences and other terms set forth in Schedule 1 to this Exhibit Q.

                  "Series D-4 Preferred Unit" means a Partnership Unit issued by the Partnership having the preferences, conversion and other rights, voting powers, restrictions, limitations as to distributions, qualifications and terms and conditions of redemption as are set forth in this Exhibit Q.

                  "Series D-4 Redeeming Partner" shall have the meaning set forth in Section 2.E(i)(a) hereof.

                  "Series D-4 Redemption Right" shall have the meaning set forth in Section 2.E(i)(a) hereof.

                  "Series D-4 Specified Redemption Date" shall mean the sixtieth Unit Business Day after receipt by the General Partner of a Series D-4 Notice of Redemption in respect of the Series D-4 Units.

                  "set apart for payment" shall be deemed to include, without any action other than the following, the recording by the Partnership or the General Partner on behalf of the Partnership in its accounting ledgers of any accounting or bookkeeping entry which indicates, pursuant to a declaration of a distribution by the General Partner, the allocation of funds to be so paid on any series or class of Partnership Units; provided, however, that if any funds for any class or series of Junior Units (as defined below) or any class or series of Partnership Units ranking on a parity with the Series D-4 Preferred Units as to the payment of distributions are placed in a separate account of the Partnership or delivered to a disbursing, paying or other similar agent, then "set apart for payment" with respect to the Series D-4 Preferred Units shall mean placing such funds in a separate account or delivering such funds to a disbursing, paying or other similar agent.

                  "Third Party Redemption Date" shall have the meaning set forth in Section 2.D(ii) hereof.

                  "Unit Business Day" shall mean any day other than a Saturday, Sunday or a day on which state or federally chartered banking institutions in New York, New York are not required to be open.

2.                Terms of the Series D-4 Preferred Units.

                  A. Number. As of the close of business on the date of the amendment pursuant to which this Exhibit was adopted, the total number of Series D-4 Preferred Units issued and outstanding will be up to 5,000,000.

                  B. Distributions. (i) Distributions on the series D-4 Preferred Units will accrue whether or not declared, whether or not the terms and provisions of any agreement of the Partnership at any time prohibit the current payment of distributions, whether or not the Partnership has earnings, whether or not there are funds legally available for the payment of such distributions and whether or not such distributions are authorized. The holders of the then outstanding Series D-4 Preferred Units shall be entitled to receive, when, as and if declared by the General Partner, distributions payable in cash at the rate per annum of $2.0625 per Series D-4 Preferred Unit (the "Annual Distribution Rate"). Such distributions shall be cumulative from the date of issuance and shall be payable quarterly, when, as and if authorized and declared by the General Partner, in arrears on each Distribution Payment Date, commencing on the first Distribution Payment Date after the date of issuance of the Series D-4 Preferred Units; provided that the amount per Series D-4 Preferred Unit to be paid in respect of the initial Distribution Period, or any other period shorter or longer than a full Distribution Period, shall be determined in accordance with paragraph (ii) below. Accumulated and unpaid distributions for any past Distribution Periods may be declared and paid at any time, without reference to any regular Distribution Payment Date.

                  (ii) The amount of distribution per Series D-4 Preferred Unit accruing in each full Distribution Period shall be computed by dividing the Annual Distribution Rate by four. The amount of distributions payable for the initial Distribution Period, or any other period shorter or longer than a full Distribution Period, on the Series D-4 Preferred Units shall be computed on the basis of twelve 30-day months and a 360-day year. The holders of the then outstanding Series D-4 Preferred Units shall not be entitled to any distributions, whether payable in cash, property or securities, in excess of cumulative distributions, as herein provided, on the Series D-4 Preferred Units. No interest, or sum of money in lieu of interest, shall be payable in respect of any distribution payment or payments on the Series D-4 Preferred Units that may be in arrears.

                  (iii) So long as any Series D-4 Preferred Units are outstanding, no distributions, except as described in the immediately following sentence, shall be declared or paid or set apart for payment on any series or class or classes of Parity Units (as defined below) for any period unless full cumulative distributions have been or contemporaneously are declared and paid or declared and a sum sufficient for the payment thereof set apart for payment on the Series D-4 Preferred Units for all Distribution Periods terminating on or prior to the distribution payment date on such class or series of Parity Units, except in the case of distributions on the Series B-2 Restricted Preferred Units to the extent not paid due to a lack of funds in the Nongovernmental Account. When distributions are not paid in full or a sum sufficient for such payment is not set apart, as aforesaid, all distributions declared upon Series D-4 Preferred Units and all distributions declared upon any other series or class or classes of Parity Units shall be declared ratably in proportion to the respective amounts of distributions accumulated and unpaid on the Series D-4 Preferred Units and such Parity Units, except in the case of distributions on the Series B-2 Restricted Preferred Units to the extent not paid due to a lack of funds in the Nongovernmental Account.

                  (iv) So long as any Series D-4 Preferred Units are outstanding, no distributions (other than distributions paid solely in Junior Units or options, warrants or rights to subscribe for or purchase Junior Units) shall be declared or paid or set apart for payment or other distribution declared or made upon Junior Units, nor shall any Junior Units be redeemed, purchased or otherwise acquired (other than a redemption, purchase or other acquisition of Junior Units made in respect of a redemption, purchase or other acquisition of Common Shares made for purposes of and in compliance with requirements of an employee incentive or benefit plan of the General Partner or any subsidiary, or as permitted under Article VI of the Declaration of Trust of the General Partner to the extent necessary to avoid adverse tax effects to the General Partner), for any consideration (or any moneys to be paid to or made available for a sinking fund for the redemption of any such Junior Units) by the General Partner, directly or indirectly (except by conversion into or exchange for Junior Units), unless in each case (a) the full cumulative distributions on all outstanding Series D-4 Preferred Units and any other Parity Units of the Partnership shall have been paid or set apart for payment for all past Distribution Periods with respect to the Series D-4 Preferred Units and all past distribution periods with respect to such Parity Units, except to the extent that distributions on the Series B-2 Restricted Preferred Units are not then able to be paid owing to a lack of funds in the Nongovernmental Account, and (b) sufficient funds shall have been paid or set apart for the payment of the distribution for the current Distribution Period with respect to the Series D-4 Preferred Units and any Parity Units, except to the extent that distributions on the Series B-2 Restricted Preferred Units are not then able to be paid owing to a lack of funds in the Nongovernmental Account.

                  C. Liquidation Preference. (i) In the event of any liquidation, dissolution or winding up of the Partnership or the General Partner, whether voluntary or involuntary, before any payment or distribution of the assets of the Partnership shall be made to or set apart for the holders of Junior Units, holders of the Series D-4 Preferred Units shall be entitled to receive Twenty-Five Dollars ($25.00) per Series D-4 Preferred Unit plus an amount equal to all distributions (whether or not earned or declared) accumulated and unpaid thereon to the date of final distribution to the holders of such units; but the holders of Series D-4 Preferred Units shall not be entitled to any further payment. If, upon any such liquidation, dissolution or winding up of the Partnership or the General Partner, the assets of the Partnership, or proceeds thereof, distributable to the holders of Series D-4 Preferred Units shall be insufficient to pay in full the preferential amount aforesaid and liquidating payments on any other Parity Units, then such assets, or the proceeds thereof, shall be distributed among the holders of the Series D-4 Preferred Units and the holders of any such other Parity Units ratably in accordance with the respective amounts that would be payable on such Series D-4 Preferred Units and any such other Parity Units if all amounts payable thereon were paid in full. For the purposes of this Section 2.C, (i) a consolidation or merger of the Partnership or the General Partner with one or more entities, (ii) a statutory share exchange by the Partnership or the General Partner and (iii) a sale or transfer of all or substantially all of the Partnership's or the General Partner's assets, shall not be deemed to be a liquidation, dissolution or winding up, voluntary or involuntary, of the Partnership or General Partner.

                  (ii) Subject to the rights of the holders of Partnership Units of any series or class or classes of shares ranking on a parity with or prior to the Series D-4 Preferred Units upon any liquidation, dissolution or winding up of the General Partner or the Partnership, after payment shall have been made in full to the holders of the Series D-4 Preferred Units as provided in this Section, any series or class or classes of Junior Units shall, subject to any respective terms and provisions applying thereto, be entitled to receive any and all assets remaining to be paid or distributed, and the holder of the Series D-4 Preferred Units shall not be entitled to share therein.

                  D. The Partnership's Right to Redeem the Series D-4 Preferred Units. (i) Except in connection with the redemption of the Series D-4 Preferred Shares by the General Partner as permitted by Article VI of the Declaration of Trust or as set forth in Section E below, the Series D-4 Preferred Units shall not be redeemable prior to September 3, 2004. On and after September 3, 2004, the General Partner may, at its option, cause the Partnership to redeem the Series D-4 Preferred Units in whole or in part, as set forth herein, subject to the provisions described below, at a redemption price, payable in cash, in an amount equal to Twenty-Five Dollars ($25.00) per unit for the Series D-4 Preferred Units being redeemed. Upon any such redemption, the Partnership shall also pay any accumulated and unpaid distributions (whether or not declared) in respect of the Series D-4 Preferred Units being redeemed.

                  (ii) Such Series D-4 Preferred Units as are not held by the General Partner may be redeemed by the Partnership on or after September 3, 2004, in whole or in part, at any time or from time to time, upon not less than 30 nor more than 60 days' written notice. If fewer than all of the outstanding Series D-4 Preferred Units that are not held by the General Partner are to be redeemed, the Series D-4 Preferred Units to be redeemed from each holder (other than the General Partner) shall be selected pro rata (as nearly as practicable without creating fractional units). Any notice of redemption delivered pursuant to this Section D(ii) will be (x) faxed and (y) mailed by the Partnership, by certified mail, postage prepaid, not less than 30 nor more than 60 days prior to the date upon which such redemption is to occur (the "Third Party Redemption Date"), addressed to each holder of record of the Series D-4 Preferred Units at their respective addresses as they appear on the records of the Partnership. No failure to give or defect in such notice shall affect the validity of the proceedings for the redemption of any Series D-4 Preferred Units except as to the holder to whom such notice was defective or not given. In addition to any information required by law, each such notice shall state: (a) the Third Party Redemption Date, (b) the amount payable per Series D-4 Preferred Unit upon redemption, including the Redemption Price and any amount payable pursuant to Section D(iv) hereof, (c) the aggregate number of Series D-4 Preferred Units to be redeemed and, if fewer than all of the outstanding Series D-4 Preferred Units are to be redeemed, the number of Series D-4 Preferred Units to be redeemed held by such holder, which number shall equal such holder's pro rata share (based on the percentage of the aggregate number of outstanding Series D-4 Preferred Units not held by the General Partner that the total number of Series D-4 Preferred Units held by such holder represents and determined as nearly as practicable without creating fractional interests) of the aggregate number of Series D-4 Preferred Units to be redeemed, (d) the place or places where such Series D-4 Preferred Units are to be surrendered for payment of the amount payable upon redemption and (e) that payment of such amount will be made upon presentation and surrender of such Series D-4 Preferred Units. If the Partnership gives a notice of redemption in respect of Series D-4 Preferred Units pursuant to this Section D(ii), then, by 12:00 noon, New York City time, on the Third Party Redemption Date, the Partnership will deposit irrevocably in trust for the benefit of the holders of Series D-4 Preferred Units being redeemed funds sufficient to pay the applicable amount payable with respect to such Series D-4 Preferred Units and will give irrevocable instructions and authority to pay such amount to the holders of the Series D-4 Preferred Units upon surrender of the Series D-4 Preferred Units by such holders at the place designated in the notice of redemption. If a redemption is made in part and not in whole, it shall be made pro rata among the holders.

                  (iii) Such Series D-4 Preferred Units as may be held by the General Partner may be redeemed, in whole or in part, at the option of the General Partner, at any time, upon payment by the Partnership to the General Partner of the Redemption Price and any amount payable pursuant to Section D(iv) hereof with respect to such Series D-4 Preferred Units; provided that the General Partner shall redeem an equivalent number of Series D-4 Preferred Shares. Such redemption of Series D-4 Preferred Units shall occur substantially concurrently with the redemption by the General Partner of such Series D-4 Preferred Shares (such date is herein referred to collectively with the Third Party Redemption Date as the "Redemption Date"). If a redemption is made in part and not in whole, it shall be made pro rata among the holders.

                  (iv) Upon any redemption of Series D-4 Preferred Units, the Partnership shall pay any accumulated and unpaid distributions for any Distribution Period, or any other period shorter than a full Distribution Period, ending on or prior to the Redemption Date. On and after the Redemption Date, distributions will cease to accumulate on the Series D-4 Preferred Units called for redemption, unless the Partnership defaults in payment therefor. If any date fixed for redemption of Series D-4 Preferred Units is not a Unit Business Day, then payment of the redemption price payable on such date will be made on the next succeeding day that is a Unit Business Day (and without any interest or other payment in respect of any such delay) except that, if such Unit Business Day falls in the next calendar year, such payment will be made on the immediately preceding Unit Business Day, in each case with the same force and effect as if made on such date fixed for redemption. If payment of the Redemption Price is improperly withheld or refused and not paid by the Partnership, distributions on such Series D-4 Preferred Units will continue to accumulate from the original redemption date to the date of payment, in which case the actual payment date will be considered the date fixed for redemption for purposes of calculating the applicable Redemption Price. Except as provided above, the Partnership shall make no payment or allowance for unpaid distributions, whether or not in arrears, on Series D-4 Preferred Units called for redemption under this Section 2.D.

                  (v) If full cumulative distributions on the Series D-4 Preferred Units and any other series or class or classes of Parity Units of the Partnership have not been paid or declared and set apart for payment, except in connection with a purchase, redemption or other acquisition of Series D-4 Preferred Shares or shares of beneficial interest ranking on a parity with such Series D-4 Preferred Shares as permitted under Article VI of the Declaration of Trust, and except to the extent that such distributions or amounts distributable on the Series B-2 Restricted Preferred Units may not be payable due to a lack of funds in the Nongovernmental Account, the Series D-4 Preferred Units may not be redeemed in part and the Partnership may not purchase, redeem or otherwise acquire Series D-4 Preferred Units or purchase, redeem or otherwise acquire any Parity Units other than in exchange for Junior Units.

                  As promptly as practicable after the surrender of any Series D-4 Preferred Units so redeemed, such Series D-4 Preferred Units shall be exchanged for the amount of cash (without interest thereon) payable therefor pursuant to Section 2.D(i). If fewer than all the Series D-4 Preferred Units represented by any physical certificate are redeemed, the Partnership shall issue new certificates representing the unredeemed Series D-4 Preferred Units without cost to the holder thereof.

                  (vi) Unless the General Partner elects to assume directly and satisfy the Series D-4 Redemption Right by paying to the Redeeming Partner wholly in the form of Series D-4 Preferred Shares as provided for in Section 2.E(ii)(a) below, such part of the redemption price of the Series D-4 Preferred Units (other than any portion consisting of accumulated and unpaid distributions) required in Section 2.D(i) above and Sections 2.E(i)(a) and
Section 2.E(ii)(a) below as is payable in cash shall be payable solely with the proceeds from the sale by the General Partner Entity or the Partnership of other capital shares of the General Partner Entity or the Partnership (whether or not such sale occurs concurrently with such redemption, but in the case of a redemption required by Section 2.E below such sale must occur after the delivery of the applicable Series D-4 Notice of Redemption). For purposes of the preceding sentence, "capital shares" means any common shares, preferred shares, depositary shares, partnership or other interests, participations or other ownership interests (however designated) and any rights (other than debt securities convertible into or exchangeable for equity securities) or options to purchase any of the foregoing of or in the General Partner Entity or the Partnership.

                  E. Series D-4 Preferred Unit Holder Redemption Right.

                  (i) General. (a) Subject to paragraphs (ii) and (iii) below and Section 2.D(vi) above, on or after the Series D-4 Effective Date, any holder of the Series D-4 Preferred Units shall have the right (the "Series D-4 Redemption Right") to require the Partnership to redeem the Series D-4 Preferred Units on any Series D-4 Specified Redemption Date in cash at a redemption price equal to Twenty-Five Dollars ($25.00) per unit for the Series D-4 Preferred Units being redeemed. Upon such redemption the Partnership shall also pay any accumulated and unpaid distributions (whether or not declared) for the Series D-4 Preferred Units being redeemed. Any such Series D-4 Redemption Right shall be exercised pursuant to notice of redemption comparable to the Notice of Redemption required under Section 8.6 of the Agreement (a "Series D-4 Notice of Redemption") delivered to the Partnership (with a copy to the General Partner) by the Limited Partner who is exercising the Series D-4 Redemption Right (the "Series D-4 Redeeming Partner"). Except in the event of the occurrence of the circumstance described in clause (z) of the definition of "Series D-4 Effective Date", a holder of the Series D-4 Preferred Units may only exercise the Series D-4 Redemption Right in respect of all Series D-4 Preferred Units held by such holder on the date of the applicable Series D-4 Redemption Notice. In addition, any redemption pursuant to the Series D-4 Redemption Right shall be subject to all of the provisions of the Agreement governing redemptions under Section 8.6 of the Agreement as if it were a redemption under that section, except as otherwise provided herein.

                  (b) The Series D-4 Redeeming Partner shall have no right with respect to any Series D-4 Preferred Units so redeemed to receive any distributions paid after the Series D-4 Specified Redemption Date, unless the record date for the distribution preceded the Series D-4 Specified Redemption Date. If the record date for such distribution was a date prior to the Series D-4 Specified Redemption Date and the Distribution Payment Date in respect of such distribution was a date after the Series D-4 Specified Redemption Date, such Series D-4 Redeeming Partner shall be required, as a condition of the redemption of such Series D-4 Preferred Units, to pay the amount of such distribution to the Partnership (if such Series D-4 Preferred Units are redeemed for cash) or to the General Partner (if such Series D-4 Preferred Units are redeemed for Series D-4 Preferred Shares).

                  (c)The Assignee of any Limited Partner may exercise the rights of such Limited Partner pursuant to this Section 2.E, and such Limited Partner shall be deemed to have assigned such rights to such Assignee and shall be bound by the exercise of such rights by such Limited Partner's Assignee. In connection with any exercise of the such rights by such Assignee on behalf of such Limited Partner, the redemption price and any accumulated and unpaid distributions shall be paid by the Partnership directly to such Assignee and not to such Limited Partner.

                  (ii) General Partner Assumption of Right. (a) If the holder of the Series D-4 Preferred Units has delivered a Series D-4 Notice of Redemption, the General Partner may, in its sole and absolute discretion (subject to any limitations on ownership and transfer of Shares set forth in the Declaration of Trust), elect to assume directly and satisfy the Series D-4 Redemption Right by paying to the Redeeming Partner either (x) the redemption price required in
Section 2.E(i)(a) above plus any accumulated and unpaid distributions (whether or not declared) for the Series D-4 Preferred Units being redeemed, subject to
Section 2.D(vi), or (y) in the form of Series D-4 Preferred Shares, as set forth in paragraph (b) below. Unless the General Partner, in its sole and absolute discretion, shall exercise its right to assume directly and satisfy the Series D-4 Redemption Right, the General Partner shall not have any obligation to the Redeeming Partner or to the Partnership with respect to the Redeeming Partner's exercise of the Series D-4 Redemption Right. In the event the General Partner shall exercise its right to satisfy the Series D-4 Redemption Right in the manner described in the first sentence of this paragraph (ii) and shall fully perform its obligations in connection therewith, the Partnership shall have no right or obligation to pay any amount to the Redeeming Partner with respect to such Redeeming Partner's exercise of the Series D-4 Redemption Right, and each of the Redeeming Partner, the Partnership and the General Partner shall, for federal income tax purposes, treat the transaction between the General Partner and the Redeeming Partner as a sale of the Redeeming Partner's Partnership Units to the General Partner. Nothing contained in this paragraph (ii) shall imply any right of the General Partner to require any holder of Series D-4 Preferred Units to exercise the Series D-4 Redemption Right afforded pursuant to paragraph (i) above.

                  (b) In the event that the Partnership redeems Series D-4 Preferred Units for cash in accordance with Section 2.E(i)(a) or the General Partner elects to purchase the Series D-4 Preferred Units in accordance with
Section 2.E(ii)(a), the units so redeemed shall be terminated. In the event that the General Partner determines to pay the Redeeming Partner in the form of Series D-4 Preferred Shares, the General Partner shall issue to the Series D-4 Redeeming Partner one Series D-4 Preferred Share for each Series D-4 Preferred Unit being redeemed (subject to modification as set forth in paragraph (c) below), whereupon the General Partner shall acquire the Series D-4 Preferred Units offered for redemption by the Series D-4 Redeeming Partner and shall be treated for all purposes of the Agreement as the owner of such Series D-4 Preferred Units. If the General Partner determines to pay the redemption price in the form of Series D-4 Preferred Shares only in part, such payment shall be made pro rata to the holders thereof. Any accumulated and unpaid distributions, whether or not declared, on such Series D-4 Preferred Units to the date of such redemption shall also be deemed to have accumulated on the Series D-4 Preferred Shares paid to the Series D-4 Redeeming Partner in consideration of such Series D-4 Preferred Units at the time of the issuance of such Series D-4 Preferred Shares.

                  (c) In the event that there shall be outstanding at any time both Series D-4 Preferred Shares and Series D-4 Preferred Units and the General Partner shall be a party to any transaction (including, without limitation, a merger, consolidation or statutory share exchange with respect to the Series D-4 Preferred Shares), in each case as a result of which the Series D-4 Preferred Shares are converted into the right to receive shares of capital stock, other securities or other property (including cash or any combination thereof), thereafter the redemption price payable by the General Partner in respect of one Series D-4 Preferred Unit shall be the kind and amount of shares of capital stock and other securities and property (including cash or any combination thereof) that was received upon consummation of such transaction in return for one Series D-4 Preferred Share; and the General Partner may not become a party to any such transaction unless the terms thereof are consistent with the foregoing. In case there shall be outstanding Series D-4 Preferred Units and no Series D-4 Preferred Shares and the General Partner shall be a party to any merger or consolidation in which the General Partner is not the surviving entity, then the Series D-4 Preferred Shares deliverable by the General Partner thereafter in redemption of Series D-4 Preferred Units pursuant to clause (ii) above shall be shares of the surviving entity or any entity controlling the surviving entity having the preferences, rights, voting powers, restrictions, limitations as to dividends, qualifications and terms and conditions of redemption substantially similar to those set forth on Schedule 1 to this Exhibit Q.

                  (d) Each Redeeming Partner agrees to execute such documents as the General Partner may reasonably require that are necessary in connection with the issuance of Series D-4 Preferred Shares upon exercise of the Series D-4 Redemption Right and are consistent with the provisions hereof.

                  (iii) No Liens on Partnership Units Delivered for Redemption. Each holder of any Series D-4 Preferred Units covenants and agrees with the General Partner that all Series D-4 Preferred Units delivered for redemption shall be delivered to the

Partnership or the General Partner, as the case may be, free and clear of all liens, and, notwithstanding anything contained herein to the contrary, neither the General Partner nor the Partnership shall be under any obligation to acquire Series D-4 Preferred Units which are or may be subject to any liens. Each holder of any Series D-4 Preferred Units further agrees that, in the event any state or local property transfer tax is payable as a result of the transfer of its Series D-4 Preferred Units to the Partnership or the General Partner, such holder shall assume and pay such transfer tax.

                  F. Conversion. The Series D-4 Preferred Units are not convertible into or redeemable or exchangeable for any other property or securities of the General Partner Entity or the Partnership at the option of any holder of Series D-4 Preferred Units, except as provided in Sections D and E hereof.

                  G. Ranking. (i) Any class or series of Partnership Units shall be deemed to rank:

                  (a) prior to the Series D-4 Preferred Units, as to the payment of distributions and as to distribution of assets upon liquidation, dissolution or winding up of the General Partner or the Partnership, if the holders of such class or series of Partnership Units shall be entitled to the receipt of distributions or of amounts distributable upon liquidation, dissolution or winding up, as the case may be, in preference or priority to the holders of Series D-4 Preferred Units;

                  (b) on a parity with the Series D-4 Preferred Units, as to the payment of distributions and as to the distribution of assets upon liquidation, dissolution or winding up of the General Partner or the Partnership, whether or not the distribution rates, distribution payment dates or redemption or liquidation prices per Partnership Unit be different from those of the Series D-4 Preferred Units, if the holders of such Partnership Units of such class or series and the Series D-4 Preferred Units shall be entitled to the receipt of distributions and of amounts distributable upon liquidation, dissolution or winding up in proportion to their respective amounts of accrued and unpaid distributions per Partnership Unit or liquidation preferences, without preference or priority one over the other, except to the extent that such distributions or amounts distributable on the Series B-2 Restricted Preferred Units may not be payable due to a lack of funds in the Nongovernmental Account ("Parity Units"); and

                  (c) junior to the Series D-4 Preferred Units, as to the payment of distributions or as to the distribution of assets upon liquidation, dissolution or winding up of the General Partner or the Partnership, if such class or series of Partnership Units shall be Class A Units or if the holders of Series D-4 Preferred Units shall be entitled to receipt of distribution or of amounts distributable upon liquidation, dissolution or winding up, as the case may be, in preference or priority to the holders of Partnership Units of such class or series ("Junior Units").

                  (ii) The Series A Preferred Units, Series B Pass-Through Preferred Units and Series C Pass-Through Preferred Units shall be Parity Units with respect to the Series D-4 Preferred Units and the holders of the Series D-4 Preferred Units and Series A Preferred Units, Series B Pass-Through Preferred Units and Series C Pass-Through Preferred Units shall be entitled to the receipt of distributions and of amounts distributable upon liquidation, dissolution or winding up in proportion to their respective amounts of accumulated and unpaid distributions per Partnership Unit or liquidation preferences, without preference or priority one over the other, except in the case of distributions on the Series B-2 Restricted Preferred Units to the extent not payable due to a lack of funds in the Nongovernmental Account and except that:

                  (a) For so long as the Class D Units are outstanding, the Series D-4 Preferred Units shall not rank senior to the Class D Units as to preferential distributions or redemption or voting rights. For so long as the Class D Units are outstanding, the Series D-4 Preferred Units shall receive: (i) accumulated and unpaid distributions on a basis pari passu with distributions made to the holders of any outstanding Class D Units pursuant to Subsection 5.1.B(ii) of the Agreement and (ii) other distributions on a basis pari passu with distributions made to the holders of any outstanding Class D Units pursuant to Subsection 5.1.B(iii) of the Agreement.

                  (b) When the Class D Units are no longer outstanding, the Series D-4 Preferred Units shall be Preference Units and shall receive distributions on a basis pari passu with other Partnership Units, if any, receiving distributions pursuant to Section 5.1.B(i) of the Agreement, except to the extent that distributions on the Series B-2 Restricted Preferred Units may not be paid due to a lack of funds in the Nongovernmental Account.

                  (c) Distributions made pursuant to Subsections G (ii)(a) and G(ii)(b) of this Exhibit Q shall be made pro rata with other distributions made to other Partnership Units as to which they rank pari passu based on the ratio of the amounts to be paid the Series D-4 Preferred Units and such other Partnership Units, as applicable, to the total amounts to be paid in respect of the Series D-4 Preferred Units and such other Partnership Units taken together on the Partnership Record Date, except in the case of distributions on the Series B-2 Restricted Preferred Units to the extent such distribution may not be paid due to a lack of funds in the Nongovernmental Account.

                  (iii) For purposes of allocations of items made pursuant to
Article VI of the Agreement:

                  (a) As long as the Class D Units are outstanding, the Series D-4 Preferred Units shall be allocated items pari passu with the allocation of items to the holders of Class D Units in respect of their priority payments (i.e., as allocated in Section 6.1.A (iii) and (iv) and Section 6.1.B (viii) and
(ix) of the Agreement) and shall share in those allocations in a pro rata manner based on the distributions and allocations of items, as applicable, made to such Partnership Units, as applicable; references to Class D Units in Article VI of the Agreement shall be deemed to also refer to Series D-4 Preferred Units except that references to distributions made to the Class D Units shall be deemed to refer to distributions made to the Series D-4 Preferred Units in a pro rata manner with such distributions made to the Class D Units.

                  (b) When the Class D Units are no longer outstanding, the Series D-4 Preferred Units shall be Preference Units and shall be allocated items pari passu with the allocation of items to holders of Preference Units (i.e., as allocated in Section 6.1.A (ii) and Section 6.1.B (x) of the Agreement) and shall share in those allocations in a pro rata manner based on the distributions and allocations of items, as applicable, made to Preference Units, as applicable; references to Preference Units in Article VI of the Agreement shall be deemed to also refer to Series D-4 Preferred Units except that references to distributions made to Preference Units shall be deemed to refer to distributions made to the Series D-4 Preferred Units in a pro rata manner with such distributions, if any, made to the Preference Units.

                  H. Voting. (i) Except as set forth in paragraph (ii) or (iii) below, the holders of the Series D-4 Preferred Units shall not be entitled to vote at any meeting of the Partners or for any other purpose or otherwise to participate in any action taken by the Partnership or the Partners, or to receive notice of any meeting of the Partners.

         (ii) So long as any Series D-4 Preferred Units are outstanding, in addition to any other vote or consent of unit holders required by the Agreement of Limited Partnership or of shareholders required by the Declaration of Trust, the affirmative vote of at least a majority of the votes entitled to be cast by the holders of Series D-4 Preferred Units at the time outstanding given in person or by proxy, either in writing without a meeting or by vote at any meeting called for the purpose, shall be necessary for effecting or validating
(a) any amendment, alteration or repeal of any of the provisions of the Declaration of Trust that materially and adversely affects the voting powers, rights or preferences of the Series D-4 Preferred Shares; provided, however, that the amendment of the provisions of the Declaration of Trust so as to authorize or create or to increase the authorized amount of, any Junior Shares with respect to the Series D-4 Preferred Shares, or any units of any class or series ranking on a parity with the Series D-4 Preferred Shares (to the extent such parity shares are not issued to an Affiliate of the Company), shall not be deemed to materially and adversely affect the voting powers, rights or preferences of the holders of Series D-4 Preferred Shares or (b) the authorization or creation of, or the increase in the authorized amount of, any shares of any class or series or any security convertible into shares of any class or series ranking prior to the Series D-4 Preferred Shares in the distribution of assets on any liquidation, dissolution or winding up of the General Partner or in the payment of distributions; provided, however, that, in the case of each of subparagraphs (a) and (b), no such vote of the holders of Series D-4 Preferred Units shall be required if, at or prior to the time when such amendment, alteration or repeal is to take effect, or when the issuance of any such prior shares or convertible security is to be made, provision is made for the redemption of all Series D-4 Preferred Units at the time outstanding in accordance with and subject to the provisions hereof.

         (iii) So long as any Series D-4 Preferred Units remain outstanding, the Partnership shall not, without the affirmative vote of the holders of at least a majority of the Series D-4 Preferred Units outstanding at the time, (x) authorize or create, or increase the authorized or issued amount of, any class or series of Partnership Units ranking senior to the Series D-4 Preferred Units with respect to payment of distributions or rights upon liquidation, dissolution or winding-up or reclassify any Partnership Units of the Partnership into any such senior Partnership Unit, or create, authorize or issue any obligations or securities convertible into or evidencing the right to purchase any such senior Partnership Units, (y) authorize or create, or increase the authorized or issued amount of any Parity Preferred Units or reclassify any Partnership Unit of the Partnership into any such Partnership Unit or create, authorize or issue any obligations or securities convertible into or evidencing the right to purchase any such Partnership Units, but in each case only to the extent such Parity Preferred Units are issued to an affiliate of the Partnership, other than the General Partner to the extent the issuance of such interests was to allow the General Partner to issue corresponding securities to persons who are not affiliates of the Partnership or (z) either consolidate, merge into or with any corporation or other entity or amend, alter or repeal the provisions of the Partnership Agreement (including, without limitation, this Section 2.H of Exhibit Q thereto), whether by merger, consolidation or otherwise, in each case in a manner that would materially and adversely affect the powers, special rights, preferences, privileges or voting power of the Series D-4 Preferred Units; provided, however, that the Partnership may, without the consent of any Limited Partner, authorize or create, or increase the authorized or issued amount of, any class or series of Partnership Units ranking on a parity with the Series A Preferred Units, Series B Pass-Through Preferred Units and Series C Pass-Through Preferred Units and having distribution and redemption (but not voting) rights substantially similar to the terms of securities issued by the General Partner, the proceeds or other consideration from the issuance of which have been contributed to the Partnership; provided further that with respect to the occurrence of any event set forth in (z) above, so long as (A) the Partnership is the surviving entity and the Series D-4 Preferred Units remain outstanding with the terms thereof unchanged, or (B) the resulting, surviving or transferee corporation or other entity substitutes, for the Series D-4 Preferred Units, other interests in such corporation or other entity having substantially the same terms and rights as the Series D-4 Preferred Units, including with respect to distributions, voting rights and rights upon liquidation, dissolution or winding-up, then the occurrence of any such event shall be deemed to not materially and adversely affect the powers, special rights, preferences, privileges or voting power of the Series D-4 Preferred Units; and provided further that any increase in the amount of Partnership Units or the creation or issuance of any other class or series of Partnership Units, in each case ranking either (C) junior to the Series D-4 Preferred Units with respect to payment of distributions and the distribution of assets upon liquidation, dissolution or winding-up or (D) on a parity with the Series D-4 Preferred Units with respect to payment of distributions and the distribution of assets upon liquidation, dissolution or winding-up to the extent such Partnership Units are not issued to an affiliate of the Partnership, other than the General Partner to the extent the issuance of such interests was to allow the General Partner to issue corresponding securities to persons who are not affiliates of the Partnership, shall be deemed to not materially and adversely affect the powers, special rights, preferences, privileges or voting power of the Series D-4 Preferred Units.

                  For purposes of the foregoing provisions of section H(ii) and this section H(iii), each Series D-4 Preferred Unit shall have one (1) vote per unit.

         (iv) So long as any Series D-4 Preferred Units are outstanding, the Partnership shall not, without the affirmative vote of at least a majority of the Series D-4 Preferred Units outstanding at the time, enter into any contract, mortgage, loan or other agreement that prohibits or restricts, or has the effect of prohibiting or restricting, the General Partner from electing to assume directly and satisfy the Series D-4 Redemption Right by paying to the Redeeming Partner in the form of Series D-4 Preferred Shares, as set forth in paragraph 2.E(ii)(b) above.

         (v) Notwithstanding anything to the contrary herein, in no event shall the General Partner or any of its Affiliates have any voting, consent or approval rights in respect of any Series D-4 Preferred Units it or they may hold, and any percentage or portion of outstanding Series D-4 Preferred Units that may be required hereunder for any vote, consent or approval of holders thereof shall be determined as if all Series D-4 Preferred Units then held by the General Partner or any of its Affiliates were not outstanding.

                  I. Transfers. Notwithstanding anything in this Agreement to the contrary, the Series D-4 Preferred Units shall be freely transferable by The Times Mirror Company, a Delaware corporation, to LLC, which shall upon such transfer be admitted as a Limited Partner hereunder.

                  J. General. (i) At such time, if any, as the General Partner becomes a holder of Series D-4 Preferred Units, the rights of the General Partner, in its capacity as the holder of the Series D-4 Preferred Units, except as to voting, will be in addition to and not in limitation on any other rights or authority of the General Partner, in any other capacity, under the Agreement. In addition, nothing contained in this Exhibit Q shall be deemed to limit or otherwise restrict any rights or authority of the General Partner under the Agreement, other than in its capacity as the holder of Series D-4 Preferred Units.

                  (ii) Anything herein contained to the contrary notwithstanding, the General Partner shall take all steps that it determines are necessary or appropriate (including modifying the foregoing terms of the Series D-4 Preferred Units) to ensure that the Series D- 4 Preferred Units (including, without limitation the redemption and conversion terms thereof) permit the General Partner to satisfy its obligations (including, without limitation, its obligations to make dividend payments on the Series D-4 Preferred Shares) with respect to the Series D-4 Preferred Shares, if and when any such Units are issued, it being the intention that, except to the extent provided in Schedule 1 to this Exhibit Q, the terms of the Series D-4 Preferred Shares will be substantially similar to the terms of the Series D-4 Preferred Units.